Exhibit 99.1
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FOR IMMEDIATE RELEASE
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For more information, contact:
     John A. Willoughby
     Vice President of Human Resources      or     Dan Pecchia or Jim Cyphert
     Republic Technologies International           Innis Maggiore Group
     (330) 670-3007                                (330) 702-0490
     jwilloughby@republictech.com                  dan@innismaggiore.com
                                                   jim@innismaggiore.com

                        Republic Announces Purchase Offer
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         FAIRLAWN, Ohio - April 24, 2002 -- Republic Technologies International
LLC, the nation's leading supplier of special bar quality steel, today announced that it has signed a non-binding letter of intent to sell substantially all its assets to RTI Acquisition Corporation, a new company formed by KPS Special Situations Fund L.P. and Pegasus Partners II L.P. to acquire Republic.
         The letter of intent is subject to higher and better offers, and Republic intends to file a motion in the U.S. Bankruptcy Court in Akron to formalize a procedure for reviewing this and other purchase offers. Republic is working toward a May 31 target date to obtain court approval of the sale and close its transaction.
         "We are pleased that we were able to use the time provided to us by the United Steelworkers of America and our lenders to develop a restructuring solution and preserve the business," said Joseph F. Lapinsky, president and chief executive officer of Republic.
         Terms of the transaction will be included in filings to be made with the bankruptcy court. In accordance with Section 363 of the Bankruptcy Code, other companies will have an opportunity to submit bids through a court-supervised bidding process.

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Republic Announces Purchase Offer
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         Republic intends to ask the bankruptcy court to assign a near-term deadline for the submission of other bids, as well as dates for an auction and a hearing at which the successful bid would be approved. The estimated value of the KPS/Pegasus transaction, including cash and the assumption of liabilities, is approximately $450 million.
         As part of the letter of intent, KPS and Pegasus have reached a successor labor agreement with the USWA based in substantial part on the agreement that was part of the Republic contract ratified by Steelworker employees in January. This successor labor agreement will result in reduced hourly employment costs.
         "Our letter of intent with KPS and Pegasus demonstrates the improving value of Republic's business," said Lapinsky. "We are generating positive cash flow as a result of lower costs, improving pricing and improving demand. We have also secured cost reductions from our salaried workforce and from our suppliers. Meanwhile, President Bush's decision to implement tariffs on foreign steel has helped us in the marketplace. All of these contributions together have made Republic a much more attractive business today than we were a year ago.
         "We are committed to the course that will enable us to best serve our creditors and customers, save jobs, protect our suppliers and benefit the communities where Republic operates."
         Any sale of assets would need to have the approval of the bankruptcy court.
         KPS Special Situations Fund, L.P. (www.kpsfund.com) is a $210 million private equity fund focused on constructive investing in turnarounds, restructurings, bankruptcies and other special situations. Based in New York, KPS seeks to realize significant capital appreciation by making controlling equity investments in companies engaged in manufacturing, transportation and service industries challenged by the need to effect immediate change. This transaction would be the fourth bankruptcy-related acquisition completed by KPS in two years.

         Pegasus Partners II, L.P. is managed by Pegasus Capital Advisors, L.P.,

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Republic Announces Purchase Offer
Page 3 of 3

a Greenwich, Conn.-based private equity investment firm that manages approximately $800 million of capital.
To date, Pegasus has invested in 26 companies in a broad array of industries. The firm primarily looks to invest in companies that are (i) undergoing or likely to undergo restructurings, reorganizations or liquidations, including those under federal bankruptcy laws, (ii) in financial distress or (iii) adversely impacted due to other discrete events.
         Republic Technologies International, based in Fairlawn, Ohio, is the nation's largest producer of high-quality steel bars. With nearly 4,000 employees and 2001 sales of approximately $1 billion, Republic was included in Forbes magazine's 2001 and 2000 lists of the largest U.S. private companies. Republic has plants in Canton, Massillon, and Lorain, Ohio; Beaver Falls, Pa.; Chicago and Harvey, Ill.; Gary, Ind.; Lackawanna, N.Y.; Cartersville, Ga.; and Hamilton, Ont. The company's products are used in demanding applications in the automotive, agricultural, aerospace, off-highway, industrial machinery and energy industries.

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